Exhibit 10.21.2
OUTSIDE DIRECTORS COMPENSATION
Effective November 7, 2007

Annual Retainer	$18,750 per quarter, payable in cash or as otherwise elected by a non-management director (an “Outside Director”) pursuant to the Deferred Compensation Plan (“Deferred Plan”).[1]

Annual Option Grant[2]	An annual option grant to acquire common shares with a value equal to $78,000, based upon the Company’s standard method for valuing stock options for financial accounting purposes (assuming the option is held to term) (the “Expected Value”); one year cliff vest.

Annual Restricted Share Unit Grant[2]	An annual restricted share unit (“RSU”) grant of the number of RSUs equal to $42,000 divided by the closing price of the Company’s common shares on the date of grant (the “Grant Date Closing Price”); one year cliff vest.

Initial Option Grant[2]	Upon first appointment or election to the Board, each Outside Director to receive an initial option grant to acquire common shares with an Expected Value of $78,000; one year cliff vest.

Initial Restricted Share Unit Grant[2]	Upon first appointment or election to the Board, each Outside Director to receive an initial RSU grant of the number of RSUs equal to $42,000 divided by the Grant Date Closing Price; one year cliff vest.

Non-management Presiding Director Retainer	Additional retainer is $5,000 per quarter, payable in cash or as elected under Deferred Plan.

Audit Committee Chair	Additional retainer is $4,500 per quarter, payable in cash or as elected under Deferred Plan.

Human Resources and Compensation Committee Chair	Additional retainer is $2,500 per quarter, payable in cash or as elected under Deferred Plan.

Nominating and Governance Committee Chair	Additional retainer is $2,500 per quarter, payable in cash or as elected under Deferred Plan

Audit Committee retainer	Additional retainer is $500 per quarter for serving on Audit Committee, payable in cash or as elected under Deferred Plan.

Per meeting fee	Special meeting fee for attendance at “excess meetings”: $1,500 for a full day; $750 for a half day or less. An “excess meeting” is a meeting attended after the Outside Director has attended a number of meetings equal to the number of regular quarterly board meetings, plus the number of regular committee meetings associated with regular quarterly board meetings, plus two. An excess meeting excludes attendance by a non-committee member and written actions.

Prior to payment, any excess meeting fees must be approved by the Human Resources and Compensation Committee of the Board.

Total meeting fees in this category will not exceed $25,000 in any fiscal year. Payable in cash or as elected under the Deferred Plan.

Ad hoc Committee retainer	When ad hoc committees are formed to address extraordinary events, the Board will determine an annual retainer to be paid to ad hoc committee members based upon expected effort required. Total fees in this category will not exceed $25,000 in any fiscal year. Payable in cash or as elected under the Deferred Plan.

[1]	The Company reimburses Outside Directors for reasonable expenses incurred in the course of traveling to and from Company Board and committee meetings and other Board-related events or Company business. It also reimburses directors for reasonable expenses of attendance by a director at one continuing education program a year. On May 2, 2007, the Board approved an amendment to its director reimbursement policy to provide that if travel, meals and other reasonable out-of-pocket expenses of the spouse of a director are at the request and for the benefit of the Company, with the approval of the Chairman of the Board, the spouse of a director will be entitled to reimbursement of expenses in accordance with the policy. Other travel by a spouse of a director is paid for by the director or spouse individually. The Company provides a tax reimbursement to directors for income attributed to them arising out of reimbursement of expenses for spousal travel as provided in the policy.

[2]	Awards to be granted pursuant to the Amended and Restated Outside Directors’ Equity Incentive Plan, as amended, or the 2007 Nonemployee Directors’ Equity Incentive Plan.